Exhibit 99.1

Bellicum Announces Clinical Hold Lifted on U.S. Studies of BPX-501

HOUSTON, April 11, 2018 — Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today announced that the U.S. Food and Drug Administration has lifted the clinical hold on studies of BPX-501 in the U.S. The decision follows consultation with the FDA and agreement on amendments to the study protocols including guidance on monitoring and management of neurologic adverse events. Bellicum will be working with U.S. clinical sites to resume patient recruitment based on the amended protocols. The FDA clinical hold did not affect the BP-004 registrational trial in Europe, which is fully enrolled.

About BPX-501

BPX-501 is an adjunct T-cell therapy administered after allogeneic HSCT, comprising genetically modified donor T cells incorporating Bellicum’s CaspaCIDe® safety switch. It is designed to provide a safety net to eliminate alloreactive BPX-501 T cells (via administration of activator agent rimiducid) should uncontrollable GvHD or other T-cell mediated transplant complications occur. This may enable physicians to more safely perform stem cell transplants by administering BPX-501 engineered T cells to speed immune reconstitution, provide control over viral infections, and enhance graft-versus-leukemic activity while minimizing GvHD side effects.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR-T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Bellicum’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: Bellicum’s plans regarding working with the U.S. clinical trial sites to resume the trials. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2017. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Source: Bellicum Pharmaceuticals

Investors:

Bellicum Pharmaceuticals, Inc.

Alan Musso, CFO

832-384-1116

amusso@bellicum.com

Media:

BMC Communications

Brad Miles

646-513-3125

bmiles@bmccommunications.com

Source: Bellicum Pharmaceuticals